Jewett-Cameron Announces 5% Personnel Reduction and New

Chief Financial Officer

North Plains, Oregon, March 18, 2009 – Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF; TSX: JCT) today announced a targeted 5% reduction in personnel. The staff reduction also includes Chief Financial Officer Terry Schumacher. The CFO position will be filled by Thomas Rice, who is currently President of Jewett-Cameron’s subsidiary Greenwood Products. Mr. Rice will continue to manage Greenwood while also assuming the CFO responsibilities.

Jewett-Cameron’s financial position continues to be strong and it has used some of its excess cash to prepay a $1,996,458 note prior to the 06/15/10 due date.  The company has no borrowing against its $5.0 million line of credit.

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron Trading Company is a holding company that operates through subsidiary companies as follows.  Jewett-Cameron Lumber Corporation’s business consists of warehouse distribution and direct sales of wood products and specialty metal products to home centers and other retailers.  Greenwood Products is a processor and distributor of industrial wood and other specialty building products principally to customers in the marine and transportation industries.  MSI-PRO is an importer and distributor of pneumatic air tools, industrial clamps, and the Avenger Products line of sawblades and other products.  Jewett-Cameron Seed Company is a processor and distributor of agricultural seeds.  The area of most significant growth within Jewett-Cameron is the manufacture and distribution of specialty metal products like dog kennels, gate support systems, and perimeter fencing.

Contact: Don Boone, President & CEO, (503) 647-0110

Source: Jewett-Cameron Trading Company Ltd.